EXHIBIT 14.1
                                 CODE OF CONDUCT

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EXHIBIT 14.1
                    ENVIRONMENTAL SERVICE PROFESSIONALS, INC.

                                 CODE OF CONDUCT
                            (ADOPTED APRIL 10, 2007)


OUR COMMITMENT TO ETHICAL BUSINESS PRACTICES

         The Environmental Service Professionals, Inc. Code of Conduct (this "Code") is a guide for our directors, officers, and employees to the application of legal and ethical practices to their services for Environmental Service Professionals and its subsidiaries (the "Company"). This Code describes not only the areas of the law that are likely to affect the Company, but also references the Company's Employee Handbook. We must each strive for, and accept nothing less than, fair, honest, and ethical conduct in our daily business activities.

         The Company's Chief Financial Officer (the "Compliance Officer") administers and oversees enforcement of this Code.

         Every Company director, officer and employee must accept personal responsibility for complying with this Code and reporting any observed or suspected violations. We need everyone's commitment to high ethical standards and compliance with the law to ensure the Company's success.

I.       PURPOSE, IMPORTANCE, AND APPLICATION OF CODE

         This Code provides guidance in consideration of today's complex legal and regulatory environment. The policies contained in this Code will enable you to understand your legal and ethical obligations, the Company's commitment to these principles and our expectations of each of you.

         This Code provides basic guidelines for conduct. Although it covers a wide range of business practices and identifies a number of corporate policies, no code of conduct can cover every issue that may arise. You are expected to use common sense, adhere to common standards of ethical behavior and avoid even the appearance of improper conduct.

         This Code addresses topics similar to certain policies set forth in the Environmental Service Professionals Employee Handbook (the "Employee Handbook"). This Code does not replace the Employee Handbook, but rather supplements it and, for employees, should be adhered to in conjunction with the Employee Handbook. The Employee Handbook will be updated from time to time to supplement existing policies and to incorporate new policies, as appropriate.

II.      REPORTING AND ENFORCEMENT

         A. REPORTING SUSPECTED NON-COMPLIANCE

         It is only with your help that we can ensure compliance with this Code. Therefore, you are required to report violations of any of the policies in this Code or other behavior that you believe to be illegal or unethical. Any person who knows of such behavior and fails to promptly report it will be subject to corrective action, up to and including termination of employment such person's position with the Company.

         Reports should be made directly to the Compliance Officer. In addition, any supervisor, manager or other individual who receives a report of improper conduct should pass this information along to the Compliance Officer. If the reporting individual is not satisfied with the response received from the Compliance Officer, such individual may report the matter to a member of the Audit Committee or any other member of the Board of Directors.

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         B. ENFORCEMENT

         The Company will promptly investigate all reported Code violations. Proven violations of this Code will be treated seriously and will result in immediate corrective action, up to and including termination of employment with the Company. In addition, the Company may take other appropriate legal action for violations of this Code, including reporting illegal behavior to the proper law enforcement or other government authorities or pursuing a civil lawsuit.

         The Company will also periodically monitor or audit compliance with this Code. You must cooperate fully with any such audits and provide truthful, complete and accurate information to the auditors.

         C. COOPERATION WITH INVESTIGATIONS AND RETALIATION PROHIBITION

         Anyone who engages in retaliation, either directly or indirectly, against any individual who in good faith reports a violation of this Code will be subject to corrective action, up to and including termination of his or her employment with the Company. Anyone who believes that retaliation has occurred should promptly inform the Compliance Officer.

         The Company will cooperate in connection with any investigation by an authorized government body or agency. You are expected to follow any instructions given by management to assist and cooperate in connection with such an investigation.

         Retaliation for cooperating in an investigation or for providing information in good faith to a government or law enforcement entity or a Company investigator is expressly prohibited. Employees can report incidents of retaliation to their supervisor, manager or the Compliance Officer.

         Any request for inspection, documents or other information from a government entity should be referred immediately to the Compliance Officer. Moreover, Company employees, including officers and directors, who are contacted by a government entity concerning the Company should promptly inform the Compliance Officer.

         D. PENALTIES FOR VIOLATIONS OF THE CODE

         It is each employee's responsibility to resolve with the Compliance Officer any potential conflicts with this Code. Violations of this Code, even in the first instance, may result in disciplinary action up to and including dismissal of employment from or termination of services for the Company. In addition, violations of laws applicable to the Company could result in substantial fines to the Company and individual violators and, in certain instances, imprisonment. No improper or illegal behavior will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct an employee to commit a wrongful act. The Company encourages you to ask questions and seek guidance from your supervisor, the Compliance Officer or the legal department of the Company.

         E. WAIVERS

         Any waivers of this Code may be made only by the Board of Directors and any waivers for executive officers or directors must be promptly disclosed to the Company's stockholders.

         F. COMPLIANCE CERTIFICATION

         All employees of the Company will be asked to certify this Code upon receipt. By certifying, the employee acknowledges that such employee has read and understands the conditions of this Code. In addition, annual certifications shall be required of employees at the level of senior management and above.

III.     APPLICABLE POLICIES

         A. GENERAL BUSINESS CONDUCT GUIDELINES

         The Company strives to be a good corporate citizen and to achieve our business objectives in a manner that is ethical and consistent with applicable laws. In keeping with these principles, proper conduct includes, but is not limited to, the following:

     o Complying with all obligations to report business and financial information (including minutes of voice service, revenues, expenses and capitalization) within the Company, to the public, and to the investment community;

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     o Acting in good faith with respect to contractual and business obligations to third parties (including customers, vendors and contractors);

     o Entering into contracts and business relationships with third parties on behalf of the Company only where there is a legitimate business purpose and only where all terms of the contract or relationship are believed to be in the best interests of the Company;

     o Recording the financial results of contracts and business relationships on the Company's books and records, as well as in reports to the public and the investment community, and in accordance with established and acceptable accounting standards;

     o Striving to ensure that proper compensation is received for all Company services and property;

     o Striving to ensure proper handling of deposits, cash, receipts, payments, customer and vendor contracts and records;

     o Placing the interests of the Company, as well as the public's right to have accurate information about the Company, first and always above your personal interests or the interests of third parties; and

     o Otherwise complying with laws and regulations applicable to the Company, this Code, and the Employee Handbook.

         B. PROPER DOCUMENTATION AND CONTROLS

         You are responsible for following any operational, administrative, documentation, and accounting procedures and controls applicable to your areas of responsibility. Internal controls and procedures are designed to provide assurance that (i) the Company's interests and assets are protected and properly used, (ii) the Company's reports are accurate and complete, (iii) procedures are appropriate to achieve the Company's business objectives, and (iv)
administrative and accounting policies and procedures are complied with throughout the organization. In carrying out your responsibilities in this area, you should use your reasonable efforts to attempt to assure that:

     o The Company's accounting and documentation policies and procedures are followed;

     o All funds, assets and transactions are fully and accurately recorded and entered in the Company's books and records in accordance with the Company's written procedures and with applicable accounting standards, so that accounting records accurately and fairly reflect all business transactions;

     o No records are falsified in any manner;

     o There are no unrecorded or "off the books" funds, assets or transactions;

     o Each entry for expenditure is coded into the account that accurately and fairly reflects the true nature of the transaction;

     o Reasonable steps are taken to protect Company data from errors, disasters, misuse, unauthorized access and fraud, including data that is transmitted or stored electronically; and

     o Full access to the Company's books and records is given to the Company's independent public accountants.

Any deviation from or deficiency in internal accounting, documentation, or administrative controls must be promptly reported to the Company's Compliance Officer and, if not remedied, to the Audit Committee of the Company's Directors.

         C. CONTRACTS AND BUSINESS RELATIONSHIPS

         Contracts and business relationships should only be entered into in situations in which there is a legitimate business purpose. All terms of the transaction should be disclosed and included in the legal documentation supporting the transactions. Transaction documents should only be signed by duly authorized officers, and documents for significant transactions should first be reviewed and approved by the legal department of the Company. Compliance with the terms of the Company's contracts is a necessity. Contracts should be negotiated in good faith. Any reports of business information provided by the Company to third parties must be in accordance with contractual requirements. Any question concerning the interpretation of a contract should be referred to the legal department of the Company.


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         D. CONFLICTS OF INTEREST

         Directors, officers and employees have a fiduciary duty to the Company at all times. A conflict of interest occurs when an individual's private interest interferes in any way with the interests of the Company. No one should utilize his or her position with the Company for personal advantage or gain outside of the compensation and benefits received in the normal course of employment. A complete description of the Company's CONFLICT OF INTEREST policy is contained in the Employee Handbook.

         E. PROTECTION OF COMPANY INFORMATION, PRIVILEGED INFORMATION AND INTELLECTUAL PROPERTY

         You must ensure that all business information meant to be kept confidential is properly protected. Provided below is an overview of the Company's guidelines on protection of such information. A more detailed discussion of these topics is contained in the Company's Confidentiality & Non-Solicitation Agreement.

         1. Proprietary and Confidential Information

         Proprietary information developed or acquired by the Company and not freely available to others is a valuable asset that must be protected against theft, loss or inadvertent public disclosure. Proprietary information includes, for example, marketing plans, prices and sensitive or restricted information about Company customers, vendors, contractors or joint venture partners. Therefore, disclosure of such information should be limited to those within the Company who have a need to know and should not be disclosed outside the Company without authorization from the legal department of the Company. Because these limitations on disclosure apply even after association with the Company ends, upon separation from the Company for any reason, employees must return any material containing restricted information and must refrain from disclosing any such protected information.

         2. Privileged Information

         The law recognizes an attorney-client privilege that shields certain confidential communications between the Company's directors, officers and employees, on the one hand, and the Company's attorneys from disclosure. To protect this privilege, communications to and from the Company's attorneys, work done under the direction of an attorney, and any information designated as privileged must not be disclosed to others unless authorized by the legal department of the Company.

         3. Trademarks, Copyrights and Other Intellectual Property

         The Company's corporate identity, logo, trademarks and service marks are valuable business assets that represent the Company's good will and reputation. The Company's rights may be destroyed or diluted by improper use. Similarly, many materials, including articles, software, photographs, books, magazines and other items used in the course of employment are protected by copyright laws. Reproducing, distributing or altering copyrighted materials without permission of the copyright owner is illegal and may result in violations subject to civil penalties.

         In the performance of assigned duties, employees may develop ideas, inventions or software or create original works of authorship relating to the business of the Company (referred to herein as "Intellectual Property"). In consideration of the compensation paid to each employee by the Company, it is the understanding between the Company and each employee that the Company shall have full ownership of the Intellectual Property. Each employee shall do all things that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the Intellectual Property.

         F. GOVERNMENT RELATIONS, CAMPAIGN FINANCE, AND POLITICAL ACTIVITY

         The Company may engage in activities to foster positive relationships with government entities and to express its views and the views of the industry within the political process. The Company may make corporate campaign contributions to certain state or local political parties, political committees and candidates for elective public office, as permitted by applicable law. As a corporate citizen, the Company may also express its views on public issues affecting organization, its shareholders and employees or the geographic areas in which it operates. IF EMPLOYEES ENGAGE IN PERSONAL POLITICAL ACTIVITY ON THEIR OWN TIME, THEY MUST TAKE CARE NOT TO IMPLY THAT THEY ARE ACTING ON BEHALF OF THE COMPANY.

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         G. EQUAL EMPLOYMENT

         The Company provides equal employment opportunities to all qualified persons and expects all of its officers, directors and employees, in acting on behalf of the Company, to adhere to laws, regulations, and corporate policies relating to equal opportunity and non-discrimination. Additional information on the Company's policies on equal employment opportunity is contained in the Employee Handbook.

         H. ELECTRONIC COMMUNICATIONS AND USE OF THE INTERNET

         Everyone who works with the Company's computer resources is responsible for using these resources appropriately and only in a manner that has been authorized. A more detailed description of the Company's policy on this topic is contained in the Employee Handbook.

         I. SAFETY AND THE ENVIRONMENT

         A description of the Company's policies on OCCUPATIONAL SAFETY AND HEALTH is contained in the Employee Handbook.

         Any questions regarding safety, health or environmental concerns or reports of unsafe practices may be directed to your supervisor. All governmental agency inspections (for example, the Occupational Safety and Health
Administration, the Environmental Protection Agency, the Department of Transportation, and the Department of Labor) should be immediately reported to the legal department of the Company or the Company's Compliance Officer.

         J. COMPLIANCE WITH FAIR COMPETITION LAWS

         Fair competition laws (such as anti-trust laws) were enacted to preserve competition. As a general rule, these laws prohibit conduct that unlawfully restrains trade or seeks to maintain a monopoly in any market. No employee should engage in any behavior that violates fair trade laws. Examples of prohibited conduct include, but are not limited to (i) agreements among buyers of a product or service to establish a common price or (ii) pricing a product or service at a level below its cost for the purpose of driving out competition.

         Any questions as to whether a specific practice constitutes unfair competition or otherwise violates anti-trust laws should be directed to the Compliance Officer or the Legal Department.

         K. PROHIBITION ON INSIDER TRADING AND DISCLOSURE OF INSIDE INFORMATION

         As addressed in further detail in the Company's current Insider Trading Policy, trading in the Company's securities when in possession of inside information or unauthorized disclosure to others of such information is illegal and strictly prohibited. Inside information includes information, either positive or negative, about the Company's business, operations, assets or ownership that has not been publicly disclosed and that would reasonably be expected to result in a change in the market price or value of the Company's securities.

         Examples of inside information include, but are not limited to (i) financial information or projections, (ii) news of a pending or proposed merger, acquisition, or sale of assets, alliances, or strategic partnerships, (iii) gain or loss of a substantial vendor, customer or contract, (iv) significant new product announcements or technological developments, (v) significant pricing changes, (vi) financial liquidity problems, (vii) significant actions by regulatory bodies (viii) major changes in senior management or (ix) major disputes with material contractors or suppliers. Employees are prohibited from trading based on inside information about the Company or any other company. Employees are also prohibited from disclosing (even inadvertently) such information.

         The rules on inside trading do not prohibit the exercise of stock options or purchase of shares pursuant to any stock plan that may be adopted. The sale of shares acquired pursuant to the exercise of a stock option or stock plan rights are governed by the rules pertaining to inside trading, however, officers, members of the Board of Directors and other specified individuals may be subject to additional limitations with regard to trading the Company's securities.


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